Exhibit 99.1

AFFORDABLE RESIDENTIAL COMMUNITIES ANNOUNCES

COMMUNITY SALES UPDATE AND DECISION TO ELIMINATE REIT STATUS

-Provides Update on Sale of Communities-

-Elects to Eliminate REIT Status as a Result of Potential Property Sale Gains-

-Declares Preferred Dividends-

DENVER, CO — (BUSINESS WIRE) — Tuesday, March 7, 2006 — Affordable Residential Communities Inc. (NYSE:ARC) today announced an update on the status of its previously announced sale of communities, the decision made by its Board of Directors to eliminate its REIT status beginning with the tax year ending December 31, 2006 and the declaration of dividends on its Series A Cumulative Redeemable Preferred Stock and the Series C Preferred Operating Partnership Units of Affordable Residential Communities LP.

Community Sales

As previously reported, the Company completed an auction in which it offered 71 communities for sale on December 15, 2005. Following the auction, the Company entered into contracts to sell 30 of these communities and continued to market an additional eight communities for sale through private party transactions or through brokers. As of March 6, 2006 the Company has closed 9 of these transactions comprising $9.0 million of cash proceeds net of related debt, defeasance and other closing costs of $23.8 million. The Company expects to close all the remaining sales transactions in 2006 and will continue to own and operate all these communities through the date of sale. There can be no assurance, however, that the Company will close any or all of these community sales, or, if they close, that they will close on the terms set forth in the contract with respect to each.

Larry Willard, Chairman and Chief Executive Officer, commented, “The auction process was an important step as we move forward with our plan of improving our financial position. After visiting over 100 communities following my appointment as CEO and reviewing the activity leading to the auction, we determined to limit the size of the auction and sell only those properties in which we received significant interest. We are now focusing our efforts on enhancing site revenue and controlling costs on our portfolio of properties. Furthermore, we expect that the completion of the community sales will result in the strengthening of the Company’s balance sheet.”

As the result of the planned sale of 38 communities out of 79 total communities currently classified as held for sale, the Company will reclassify the 41 communities no longer held for sale back into continuing operations and will recast current and prior period results in accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. Additional details will be released when the Company announces 2005 year end earnings on March 9, 2006.

Decision to Discontinue REIT Status

As a result of the possibility of taxable gains from its community sales that could be subject to a 100% tax rate, the Board of Directors of the Company has determined that it is in the best interest of the Company to elect not to continue its status as a real estate investment trust (“REIT”) for federal income tax purposes beginning with the tax year ending December 31, 2006. As a result of the Board’s decision, the Company will be treated as a c-corporation for federal income tax purposes. In light of the Company’s operating losses carried forward from prior years, other than some alternative minimum tax liability, the Company does not expect there to be a material increase with respect to the amount of its tax liability. The Company could experience some future non-cash variability in its income tax provision based on the timing of recognition of the tax benefit of its operating losses carried forward from prior years. Under current IRS rules, the Company can elect to return to REIT status after five years. There can be no assurances that the tax laws and regulations will not change or that the Company will change its REIT election status in five years. The limitations set forth in the Company’s charter with respect to ownership of the Company’s outstanding equity securities no longer apply as a result of the Company’s decision to discontinue its status as a REIT.

Dividends

The Board of Directors has declared quarterly cash dividends of $0.515625 per share for its Series A Cumulative Redeemable Preferred Stock, and $0.39 per unit on the Series C Preferred Operating Partnership Units of Affordable Residential Communities LP. The dividends are payable on April 28, 2006 to shareholders of record on April 14, 2006. The Board reviews the payment of dividends on a quarterly basis.

Fourth Quarter and Full Year 2005 Conference Call

The Company will host a conference call on Thursday, March 9, 2006, at 5:00 P.M. Eastern time. The call will be webcast live over the Internet from the Company’s website at www.aboutarc.com under the section titled “Webcast”. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call also can be accessed live over the phone by dialing 1-800-817-4887 or 1-913-981-4913 for international callers.

A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 4566915. The replay will be available from March 9, 2006 through March 16, 2006, and will also be archived on ARC’s website.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”), excluding discontinued operations, currently owns and operates approximately 57,600 homesites located in 278 manufactured home communities in 24 states. ARC is engaged in the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters at 7887 East Belleview Avenue, Suite 200, Englewood, CO 80111. The Company relocated to this address on February 15, 2006 as previously announced.

CONTACT

Affordable Residential Communities Inc.
Lawrence Kreider, Chief Financial Officer

(866) 847-8931

investor.relations@aboutarc.com

or

Integrated Corporate Relations, Inc.
Brad Cohen, (203) 682-8211